Exhibit 10.13

DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

For the period beginning on the date of the 2010 Annual Meeting until the 2011 Annual Meeting, directors who are not employees of State Street or the Bank received the following compensation:

•	Annual retainer—$75,000, payable at their election in shares of the Registrant’s common stock or in cash;

•	Meeting fees—$1,500 for each Board and committee meeting attended, payable in cash;

•

A deferred stock award in an amount equal to $110,000 divided by the closing price of the stock on May 19, 2010 (together with additional stock amounts to reflect dividend and distribution amounts paid during deferral);

•	An additional annual retainer for the Lead Director of $75,000, payable at his or her election in shares of the Registrant’s common stock or in cash;

•

An additional annual retainer for the Examining and Audit Committee Chair and Risk and Capital Committee Chair of $25,000, payable at his or her election in shares of the Registrant’s common stock or in cash;

•	An additional annual retainer for each other Committee Chair of $15,000, payable at their election in shares of the Registrant’s common stock or in cash; and

•

An additional annual retainer for each member of the Examining and Audit Committee and the Risk and Capital Committee, other than the Chair, of $10,000 payable at their election in shares of the Registrant’s common stock or in cash.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (i) retainers, (ii) meeting fees, and/or (iii) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (i) on the date elected by the director, either the date of his or her termination of service on the Board or a future date specified, and (ii) in the form elected by the director as either a lump sum or in installment over a two- to ten-year period.